UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The text set forth below under Item 2.03 is incorporated into this Item by this reference.

We have a number of other commercial relationships with the lenders described in Item 2.03. We have entered into financing agreements, aircraft leases, and contracts for the purchase of engines, among other arrangements, with GECC (as defined below) and its affiliates. We have entered into credit card processing agreements and agreements for the purchase of SkyMiles, among other arrangements, with American Express Travel Related Services Company, Inc. and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligations Under an Off-Balance Sheet Arrangement of a Registrant.

On September 14, 2005, we (together with certain of our subsidiaries) filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code. Our cases were filed with the United States Bankruptcy Court for the Southern District of New York (“Court”). In connection with the proceedings, we arranged for post-petition financings in the aggregate amount of $2.05 billion. On September 16, 2005, the Court granted our request for interim orders (“Interim Orders”) authorizing our entering into definitive agreements for these financings, which are described below. On that date we borrowed $1.75 billion of the total amount of $2.05 billion committed under the agreements for the financings. The Court has scheduled a hearing on October 6, 2005 to consider entry of orders granting final approval for these financings (“Final Orders”), including our borrowing the remaining $300 million.

DIP Credit Facility

On September 16, 2005, we entered into a Secured Super-Priority Debtor In Possession Credit Agreement (the “DIP Credit Facility”) to borrow up to $1.7 billion from a syndicate of lenders arranged by General Electric Capital Corporation (“GECC”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), for which GECC would act as administrative agent. The DIP Credit Facility consists of a $600 million Term Loan A arranged by GECC (the “TLA”), a $600 million Term Loan B arranged by GECC (the “TLB”) and a $500 million Term Loan C arranged jointly by GECC and Morgan Stanley (the “TLC”; together with the TLA and TLB, collectively, the “DIP Loans”). The Interim Orders authorized us on an interim basis to borrow up to $1.4 billion of the DIP Loans. We applied a portion of these proceeds to repay in full (1) the $480 million outstanding under our pre-petition facility for which GECC was agent (the “GE Pre-Petition Facility”) and (2) the $500 million outstanding under the Amex Pre-Petition Facilities (defined below). The remainder of the proceeds of the DIP Loans will be used for our general corporate purposes.

Of the amounts borrowed on September 16, 2005, $300 million was attributable to the TLA. The remaining $300 million under the TLA will be available to be drawn after we obtain the Final Orders, subject to certain conditions, including (1) satisfaction at that time of the Liquidity Covenant described below and (2) confirmation that there has been no material adverse change in our business, assets, operations or financial or other conditions (other than related to the commencement of our bankruptcy case). Furthermore, availability under the TLA is subject to a borrowing base calculation.1 If the outstanding amount of the TLA at any time exceeds the borrowing base, we must immediately repay the TLA in an amount equal to the excess. The TLA matures on March 16, 2008. The TLA bears interest at LIBOR or an index rate, at our option, plus a margin of 5.00% over LIBOR and 4.25% over the index rate. We may also request the issuance of up to $200 million in letters of credit under the DIP Credit Facility, which amount must be fully cash collateralized at all times such letters of credit are outstanding.

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[1]
The borrowing base is defined as the sum of (i) up to 80% of the book value of eligible billed accounts receivable, (ii) up to 50% of the book value of eligible unbilled accounts receivable, (iii) the lesser of 50% of the book value of eligible refundable tickets and $30 million, (iv) the lesser of 50% of the fair market value of eligible real estate and $100 million, (v) the lesser of 50% of the net orderly liquidation value (“NOLV”) of eligible aircraft and $250 million, (vi) the lesser of 30% of the NOLV of eligible aircraft consisting of Comair CRJ-100 ERs aircraft and $13.5 million, (vii) the lesser of 40% of the half life NOLV of eligible engines consisting of the Comair CF34-3A1 engines and $13.5 million, (viii) the lesser of 65% of the half life NOLV of eligible engines consisting of the Comair CF34-8C1 engines and $5.1 million, (ix) the lesser of 50% of the NOLV of eligible flight simulators and $25 million, (x) the lesser of 25% of the NOLV of eligible spare parts and $7 million, (xi) the lesser of 25% of the NOLV of eligible ground service equipment and $25 million, (xii) the lesser of 25% of the NOLV of certain other eligible equipment and $25 million and (xiii) the amount of cash held in a cash collateral account pledged to the lenders under the DIP Credit Facility (minus the amount of all letters of credit issued under the DIP Credit Facility), less reserves established from time to time by the Agent in its reasonable discretion, including a reserve in the amount of $50 million for maintenance of collateral and liquidation expenses and a reserve for the payment of certain professional fees and expenses in connection with our bankruptcy cases (currently $35 million). The aggregate amount of eligibility pursuant to clauses (i), (ii) and (iii) above may not exceed $400 million.

On September 16, 2005, we borrowed in full the total amount of our TLB and TLC - $600 million and $500 million, respectively. Each of the TLB and the TLC matures on March 16, 2008. The TLB and TLC each bears interest at LIBOR or an index rate, at our option, plus a margin of 7.00% over LIBOR and 6.25% over the index rate, in the case of the TLB, and 9.00% over LIBOR and 8.25% over the index rate, in the case of the TLC.

Our obligations under the DIP Credit Facility are guaranteed by substantially all of our domestic subsidiaries as debtors-in-possession (“Guarantors”). We will be required to make certain mandatory repayments of the DIP Loans in the event we sell certain assets, subject to certain exceptions. Any portion of the DIP Loans that are repaid through either voluntary or mandatory prepayment may not be reborrowed.

The DIP Loans and the related guarantees are secured by first priority liens on substantially all of our and the Guarantors’ present and future assets (including assets that previously secured the GE Pre-Petition Facility) and by junior liens on certain of our and our Guarantors’ other assets (including certain accounts receivable and other assets subject to a first priority lien securing the Amex Post-Petition Facility described below), in each case subject to certain exceptions, including an exception for assets which are subject to financing agreements that are entitled to the benefits of Section 1110 of the Bankruptcy Code, to the extent such financing agreements prohibit such liens.

The DIP Credit Facility includes affirmative, negative and financial covenants that impose substantial restrictions on our financial and business operations, including our ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock.

The financial covenants require us to:

•
maintain unrestricted funds in an amount not less than $750 million through May 31, 2006; $1 billion at all times from June 1, 2006 through November 30, 2006; $750 million at all times from December 1, 2006 through February 28, 2007; and $1 billion at all times thereafter (the “Liquidity Covenant”);

•	not exceed specified levels of capital expenditure during any fiscal quarter; and

•
achieve specified levels of EBITDAR, as defined, for successive trailing 12-month periods through March 2008. During 2005, we are required to achieve increasing levels of EBITDAR, including EBTIDAR of $644 million for the 12-month period ending December 31, 2005. Thereafter, the minimum EBITDAR level for each successive trailing 12-month period continues to increase, including $1.372 billion for the 12-month period ended December 31, 2006; $1.988 billion for the 12-month period ending December 31, 2007; and $2 billion for each 12-month period ending thereafter. If our cash on hand exceeds the minimum cash on hand that we are required to maintain pursuant to the Liquidity Covenant, then the EBITDAR level that we are required to achieve is effectively reduced by the amount of such excess cash, up to a maximum reduction of $250 million from the required EBITDAR level.

The DIP Credit Facility contains events of default customary for debtor-in-possession financings of this type, including cross defaults to the Amex Post-Petition Facility and certain change of control events. It is also an event of default if all or substantially all of our flight and other operations are suspended for longer than two days, other than in connection with a general suspension of all U.S. flights, or if certain routes and, subject to certain materiality thresholds, other routes, and slots and gates are revoked, terminated or cancelled. Upon the occurrence of an event of default, the outstanding obligations under the DIP Credit Facility may be accelerated and become due and payable immediately.

Financing Agreement with Amex

On September 16, 2005, we entered into an agreement (the “Modification Agreement”) with American Express Travel Related Services Company, Inc. (“Amex”) and American Express Bank, F.S.B. pursuant to which we modified certain existing agreements with Amex, including two agreements (the “Amex Pre-Petition Facilities”) under which we had borrowed $500 million from Amex. The Amex Pre-Petition Facilities consist of substantially identical supplements to the two existing agreements under which Amex purchases SkyMiles from us, the Membership Rewards Agreement and the Co-Branded Credit Card Program Agreement (collectively, the “SkyMiles Agreements”).

As required by the Modification Agreement, on September 16, 2005, we used a portion of the proceeds of our initial borrowing under the DIP Credit Facility to repay the principal amount of $500 million, together with interest thereon, that we had previously borrowed from Amex under the Amex Pre-Petition Facilities. Substantially simultaneously, pursuant to the Interim Orders, we borrowed $350 million from Amex pursuant to the terms of the Amex Pre-Petition Facilities as modified by the Modification Agreement (the “Amex Post-Petition Facility”). The amount borrowed under the Amex Post-Petition Facility will be credited, in equal monthly installments, towards Amex’s actual purchases of SkyMiles during the 17-month period commencing in July 2005. Any unused prepayment credit will carry over to the next succeeding month with a final repayment date for any then outstanding advances no later than November 30, 2007. The outstanding advances will bear a fee, equivalent to interest, at a rate of LIBOR plus a margin of 10.25% over LIBOR.

Our obligations under the Amex Post-Petition Facility are guaranteed by the same Guarantors as for the DIP Credit Facility. Our obligations under certain of our agreements with Amex, including our obligations under the Amex Post-Petition Facility, the SkyMiles Agreements and the agreement pursuant to which Amex processes travel and other purchases made from us using Amex credit cards (“Card Services Agreement”), and the corresponding obligations of the Guarantors, are secured by (1) a first priority lien on our right to payment from Amex for purchased SkyMiles and our interest in the SkyMiles Agreements and related assets and our right to payment from Amex under and our interest in the Card Services Agreement and (2) a junior lien on the collateral securing the DIP Credit Facility.

With certain exceptions, the Amex Post-Petition Facility contains affirmative, negative and financial covenants substantially the same as in the DIP Credit Facility. The Amex Post-Petition Facility contains customary events of default, including cross defaults to our obligations under the DIP Credit Facility and to defaults under certain other of our agreements with Amex. Upon the occurrence of an event of default under the Amex Post-Petition Facility, the loan under the Amex Post-Petition Facility may be accelerated and become due and payable immediately.

The DIP Credit Facility and the Amex Post-Petition Facility are subject to an intercreditor agreement that generally regulates the respective rights and priorities of the lenders under each Facility with respect to collateral and certain other matters.

Item 8.01 Other Events

In connection with Delta's Chapter 11 filing, on September 16, 2005, the Court granted a motion and entered an interim order on the docket (the “NOL Order”), to assist us in monitoring and preserving our net operating losses by imposing certain notice and hearing procedures on trading in (1) our equity securities and (2) claims against us. Under the NOL Order, any person or entity that is a Substantial Equityholder or Substantial Claimholder (each as defined below) must provide advance notice to the Court, to us and our counsel prior to purchasing or selling any of our equity securities or claims against us, and we shall have fifteen (15) calendar days after receipt of such notice to object to any proposed transfer. If we file an objection, such transaction would not be effective unless approved by a final and nonappealable order of the Court. If we do not object within such fifteen (15) day period, such transaction may proceed solely as set forth in the notice. Moreover, the NOL Order requires that a Substantial Equityholder or Substantial Claimholder file and serve a notice setting forth the size of their holdings on or before the later of (1) fifteen (15) days after the effective date of the notice of entry of the NOL Order or (2) ten (10) days after becoming such a beneficial owner.

In general, the NOL Order applies to any person or entity that, directly or indirectly, beneficially owns (or would beneficially own as the result of a proposed transfer) (1) 7,464,750 million or more shares of our Common Stock (such entity, a “Substantial Equityholder”) or (2) an aggregate principal amount of claims against us equal to or exceeding $175 million (such entity, a “Substantial Claimholder”).

Pursuant to the NOL Order, any purchase, sale or other transfer of equity securities or claims in violation of these procedures will be null and void ab initio in violation of the automatic stay under Section 362 of the Bankruptcy Code. The NOL Order will remain in effect until the Court holds a hearing to reconsider the appropriateness of that order. The hearing is currently set for October 6, 2005.

The above summary of certain terms of the NOL Order is qualified in its entirety by the NOL Order and the related motion (including exhibits thereto), which are attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1— Revised Interim Order of the U. S. Bankruptcy Court for the Southern District of New York Pursuant to Sections 105(a) and 362 of the Bankruptcy Code Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in the Debtor's Estates, dated September 16, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Edward H. Bastian
Date: September 22, 2005	Edward H. Bastian Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Revised Interim Order of the U. S. Bankruptcy Court for the Southern District of New York Pursuant to Sections 105(a) and 362 of the Bankruptcy Code Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in the Debtor's Estates, dated September 16, 2005.

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